Exhibit 10.1

Zosano Pharma Corporation

ZP Opco, Inc.

34790 Ardentech Court

Fremont, CA 94555

August 9, 2017

John Walker

Re:	Employment Agreement

Dear John:

This letter will confirm the terms and conditions of your employment with ZP Opco, Inc., a Delaware corporation (the “Company”) and a wholly owned subsidiary of Zosano Pharma Corporation, a Delaware corporation (the “Parent”). This letter supersedes and replaces that certain Consulting Agreement dated as of May 8, 2017 by and among the Parent, the Company and you (the “Consulting Agreement”), which terminates according to its terms effective as of the Start Date (as defined below).

1.    Position and Duties. Effective August 9, 2017 (the “Start Date”), you will be the President and Chief Executive Officer of the Parent and the Company. Like other officers of the Parent, you will be an employee of the Company. You will report to the Board of Directors of the Parent (the “Board”). You agree to perform the duties of your positions and such other duties as may reasonably be assigned to you from time to time by the Board. You also agree that, while employed by the Company, you will devote 75% of your business time, and your best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Parent, the Company and their respective Affiliates (as defined in Section 6) and to the discharge of your duties and responsibilities for them.

2.    Compensation and Benefits. During your employment, as compensation for the services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a)    Base Salary. Effective on the Start Date, the Company will pay you a base salary at the rate of $360,000 per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Compensation Committee of the Board (the “Compensation Committee”) in its discretion.

(b)    Bonus Compensation. During employment, you will be considered annually for a bonus. The amount of any bonus awarded will be determined by the Board of Directors in its discretion, and will be based on your performance and the performance of the Company against goals established annually.

John Walker

August 9, 2017

(c)    Stock Options.

(i)    The Compensation Committee shall grant you an incentive stock option to purchase 300,000 shares (the “Option”) of common stock, $0.0001 par value per share, of Parent (“Common Stock”).

(ii)    The Option shall (A) have an exercise price per share equal to the closing price per share of Common Stock on the date of the grant, and (B) be subject to vesting requirements such that 25% of the Option shares shall vest on the first anniversary of the date of grant and an additional 1/48th of the total Option shares shall vest thereafter on the monthly anniversary of such date.

(iii)    Notwithstanding any other provision of the Option or any other stock option or equity incentive award that is granted to you by the Parent in the future (the “Outstanding Options”): (A) an amount equal to 25% of the Total Option Shares (as defined below) shall vest upon termination of employment pursuant to the last sentence of Section 4(a) or the first sentence of Section 4(b); and (B) an amount equal to 100% of the Total Option Shares (as defined below) shall vest upon a Constructive Termination Event (as defined in Section 5(b)). For purposes of this Section 2(c)(iii), the term “Total Option Shares” shall mean, as of any given day, the total amount of shares purchasable by, or issuable to, you pursuant to any then Outstanding Option, without regard to the number of shares that are vested at such time pursuant to the terms of such Outstanding Options.

(d)    Participation in Employee Benefit Plans. You shall be entitled to participate in any and all employee benefit plans from time to time in effect for the full-time employees of the Company generally, but the Company shall not be required to establish any such program or plan. Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable Company policies. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole discretion, determines to be appropriate.

(e)    Vacations. You will be entitled to three weeks of paid vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the reasonable business needs of the Company.

(f)    Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as it may specify from time to time.

3.    Confidential Information and Restricted Activities.

(a)    Confidential Information. During the course of your employment with the Company, you will learn of Confidential Information (as defined in Section 6), and you

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August 9, 2017

may develop Confidential Information on behalf of the Company. You agree that you will not use or disclose to any Person (as defined in Section 6) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates, except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company. You understand that this restriction shall continue to apply for three (3) years after your employment terminates, regardless of the reason for such termination. In addition, you agree to sign the Company’s standard form of invention assignment agreement as a condition of your employment hereunder.

(b)    Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Parent, the Company or any of their respective Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board may specify, all Documents then in your possession or control.

(c)    Non-Solicitation. You acknowledge that in your employment with the Company you will have access to Confidential Information which, if disclosed, would assist in competition against the Company and its Affiliates, and that you will also generate good will for the Company and its Affiliates in the course of your employment. Therefore, you agree that the following restrictions on your activities during and after the termination of your employment are necessary to protect the good will, Confidential Information and other legitimate interests of the Company and its Affiliates: While you are employed by the Company and during the 12 months immediately following termination of your employment for whatever reason, you shall not, directly or through any other Person, (A) seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (B) solicit or encourage any customer, distributor, vendor, or other business partner of the Company or any of its Affiliates or any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them. For purposes of the foregoing, the terms “employee,” “customer,” “distributor,” and “vendor” shall also include any person or party who held such status during the immediately preceding six (6) months.

(d)    Enforcement of Restrictions. In signing this letter agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this letter agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond. You also agree that the period of restriction in Section 3(c)

John Walker

August 9, 2017

shall be tolled and shall not run during any period you are in violation thereof. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this letter agreement, including without limitation pursuant to this Section 3. It is agreed and understood that the terms of this letter agreement are severable, and that no breach of any provision of this letter agreement or any other purported violation of law by the Company shall operate to excuse you from the performance of your obligations under this Section 3.

4.     Termination of Employment. Your employment under this letter agreement shall continue for no definite term until terminated pursuant to this Section 4.

(a)    The Company may terminate your employment for Cause upon written notice to you setting forth in reasonable detail the nature of the Cause (as defined below). The following, as determined by the Company in its reasonable judgment, shall constitute “Cause” for termination: (i) your persistent and willful refusal to follow reasonable directives of the Board; (ii) gross negligence or willful misconduct in the performance of your duties and responsibilities to the Company or any of its Affiliates; (iii) your material breach of this letter agreement or any other agreement between you and the Company or any of its Affiliates, which breach continues for more than 15 days after the Company gives you written notice which sets forth in reasonable detail the nature of such breach; or (iv) other conduct by you that is or could reasonably anticipated to be materially harmful to the business, interests or reputation of the Company or any of its Affiliates. The Company also may terminate your employment other than for Cause upon written notice to you.

(b)    You may terminate your employment for Good Reason (as defined below) upon written notice to the Company setting forth in reasonable detail the nature of the Good Reason. The following shall constitute “Good Reason” for termination: (i) the Company’s failure to continue you in the position of President and Chief Executive Officer of the Company with such duties typically associated with such position, or (ii) failure of the Company to provide you compensation and benefits in accordance with the terms of Section 2, above, for more than ten (10) business days after notice from you specifying in reasonable detail the nature of such failure, except in connection with a decrease in salary affecting each senior management employee of the Company in a proportionate manner, (iii) relocation of your principal place of employment to a location other than the greater San Francisco Bay area, California, or (iv) the failure of the Company’s successor to assume the Company’s obligations under this Agreement upon a Change in Control. You may also terminate your employment other than for Good Reason upon 30 days’ written notice to the Company.

(c)    In the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your duties and responsibilities under this letter agreement, either with or without reasonable accommodation, the Company will continue

John Walker

August 9, 2017

to pay you your base salary and to provide you benefits in accordance with Section 2(d) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred and sixty-five (365) consecutive calendar days. If you are unable to return to work after twelve (12) weeks of disability, the Company may terminate your employment, upon notice to you. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s request, submit to a medical examination by a physician selected by the Company to whom you or your guardian, if any, has no reasonable objection to determine whether you are so disabled, and such determination shall for the purposes of this letter agreement be conclusive of the issue. If such a question arises and you fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.

5.    Severance Payments and Other Matters Related to Termination.

(a)    Involuntary Termination. In the event of termination of your employment by the Company other than for Cause, or in the event of your termination of employment for Good Reason in either case outside the Change in Control period stated in Section 5(b), the Company will (i) continue to pay you your base salary in effect at the time of such termination (disregarding any decrease that forms the basis of a resignation for Good Reason pursuant to Section 4(b)(ii)) for a period of twelve (12) months from and after the date of termination, (ii) an amount equal to the annual bonus awarded to you in respect of the prior calendar year, such bonus severance to be paid in equal installments during the twelve (12) month period following the date of termination, and (iii) continue to provide you with group medical, dental and vision insurance for a period of twelve (12) months from and after the date of your termination. The Company will also pay you on the date of termination any base salary, bonus and other wages earned but not paid through the date of termination, and pay for any vacation time accrued but not used to that date. In addition, as provided in Section 2(c), the vesting schedule for any stock options and other equity incentive awards outstanding on the date of termination will automatically accelerate so that 25% of any then unvested option shares and other equity incentive awards shall immediately vest and become exercisable upon such termination. Except as set forth in clauses (ii) and (iii) of the first sentence of this Section 5(a), benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

(b)    Involuntary Termination within One Year after Change in Control. In the event of termination of your employment by the Company (or its successor) other than for Cause, or in the event of your termination of employment for Good Reason, in either case during the one (1)-year period following a Change in Control (a “Constructive Termination Event”), the Company (or its successor) will, in lieu of any severance under Section 5(a) above, pay you, upon receiving the signed Employee Release pursuant to Section 5(c),: (i) a lump sum severance payment equal to twenty-four (24) months of your base salary in effect at the time of such termination (disregarding any decrease that forms the basis of a resignation for Good Reason pursuant to Section 4(b)(ii)), (ii) an amount equal to the annual bonus awarded to you

John Walker

August 9, 2017

in respect of the prior calendar year, and (iii) a lump sum cash amount equal to 229.56% multiplied by the total cost of the projected premiums for group medical, dental and vision insurance for a period of twenty-four (24) months covering the period from and after the date of your termination. The Company (or its successor) will also pay you on the date of termination any base salary, bonus and other wages earned but not paid through the date of termination, and pay for any vacation time accrued but not used to that date. In addition, as provided in Section 2(c), the vesting schedule for any stock options and other equity incentive awards outstanding on the date of termination will automatically accelerate so that 100% of any then unvested option shares and other equity incentive awards shall immediately vest and become exercisable upon such termination. Except as set forth in clauses (ii) and (iii) of the first sentence of this Section 5(b), benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

(c)    Severance Conditional Upon Release. Any obligation of the Company to provide you severance payments under Sections 5(a) and 5(b) above shall be conditioned upon your signing a general release of claims in the form provided by the Company and reasonably acceptable to you (the “Employee Release”) within twenty-one (21) days after the date on which you receive such Employee Release and upon your not revoking the Employee Release thereafter. Except as set forth in Section 5(b) regarding lump sum payments, all base salary and bonus severance payments will be payable in accordance with the normal payroll practices of the Company and will begin at the Company’s (or its successor’s) next regular payroll period following the effective date of the Employee Release, but shall be retroactive to the date of termination. For the avoidance of doubt, no cash compensation that may be earned by you pursuant to employment or a consulting arrangement with a Person other than the Company during the period of time that the Company (or its successor) is making payments to you pursuant to this Section 5 shall be credited toward the Company’s severance obligations under this Section 5. Notwithstanding anything to the contrary contained in this letter agreement, in the event that at the time of your separation from service you are a “specified employee,” as hereinafter defined, any and all amounts payable under this Section 5 in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months. For purposes of the preceding sentence, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

(d)    Termination for Cause or Voluntary Termination. In the event of termination of your employment by the Company for Cause or your termination other than for Good Reason, the Company will pay you any base salary and other wages earned but not paid through the date of termination and pay for any vacation time accrued but not used to that date. The Company shall have no obligation to pay you any bonus compensation or severance

John Walker

August 9, 2017

payments. Except for any right you may have under the federal law known as “COBRA” to continue participation in the Company’s group health and dental plans at your cost, benefits shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of your employment.

(e)    Survival of Certain Provisions. Provisions of this letter agreement shall survive any termination if so provided in this letter agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this letter agreement. The obligation of the Company (or its successor) to make severance payments to you under Section 5(a) or 5(b) above, and your right to retain such payments, are expressly conditioned upon your continued full performance of your obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this letter agreement.

6.    Definitions. For purposes of this letter agreement, the following definitions apply:

“Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

“Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this letter agreement.

“Change in Control” means (A) the sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Company or its Affiliates (other than Zosano, Inc.), or (B) any merger, consolidation, acquisition of the Company, or other business combination or stock sale (other than a sale of stock for capital raising purposes) that results in the holders of the outstanding voting securities of the Company or Parent immediately prior to such transaction beneficially owning or controlling immediately after such transaction less than a majority of the voting securities of the Company or Parent, respectively, or the surviving entity or the entity that controls such surviving entity.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

7.    Conflicting Agreements. You hereby represent and warrant that your signing of this letter agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound, and that you are not

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August 9, 2017

now subject to any covenants against competition or similar covenants or any court orders that could affect the performance of your obligations under this letter agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.

8.    Withholding. All payments made by the Company under this letter agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

9.    Assignment. Neither you, the Company nor Parent may make any assignment of this letter agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other parties; provided, however, that each of the Company and Parent may assign its rights and obligations under this letter agreement without your consent to one of its Affiliates or to any Person with whom it shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This letter agreement shall inure to the benefit of and be binding upon you, the Company and Parent, and each of our respective successors, executors, administrators, heirs and permitted assigns.

10.    Severability. If any portion or provision of this letter agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this letter agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this letter agreement shall be valid and enforceable to the fullest extent permitted by law.

11.    Miscellaneous. This letter agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment with the Company. This letter agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company. The headings and captions in this letter agreement are for convenience only and in no way define or describe the scope or content of any provision of this letter agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This letter agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof. Nothing in this letter agreement or any other Company agreement, policy, practice, procedure, directive or instruction limits your ability to (a) file a charge or complaint with any governmental agency, governmental commission or other governmental authority (“Governmental Authority”), (b) report possible violations of law or regulation to any Governmental Authority, (c) make other disclosures that are protected under the whistleblower provisions of applicable law or regulation, or (d) receive a whistleblower or other award from a

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August 9, 2017

Governmental Authority for information provided to a Governmental Authority. You do not need permission from anyone at the Company or the Company’s legal counsel in order to take any of the actions described in the preceding sentence, and you do not have to notify the Company that you have taken or intend to take any of these actions. In addition, nothing in this Agreement is intended to interfere with or restrain the immunity provided under 18 U.S.C. section 1833(b) for confidential disclosures of trade secrets (x) to lawyers or government officials solely for the purpose of reporting or investigating a suspected violation of law or (y) in a sealed filing in court or another legal proceeding.

12.    Notices. Any notices provided for in this letter agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, or to such other address as either party may specify by notice to the other actually received.

13.    No Non-Employee Director Compensation. You acknowledge and agree that effective as of the Start Date you shall no longer be eligible to receive non-employee director compensation for your service as a member of the Board or as Chairman of the Board.

14.    Cash Payment. You acknowledge and agree that pursuant to the terms of the Consulting Agreement, you shall be entitled to receive $4,000 in cash compensation for Services (as defined in the Consulting Agreement) rendered in August 2017 prior to the Start Date and that you shall have no additional rights to compensation, benefits or otherwise under the Consulting Agreement effective as of the Start Date.

15.    Restricted Stock Award. In consideration of your appointment as President and Chief Executive Officer of the Parent and the Company effective as of the Start Date, the Company shall amend the vesting terms of the restricted stock award of 60,000 shares of Common Stock (the “RS Award”) granted to you on May 18, 2017 pursuant to the terms of that certain Restricted Stock Agreement by and between you and the Parent (the “RS Agreement”), such that, in addition to the 30,000 shares of Common Stock that are Vested Shares (as defined in the RS Agreement) as of the Start Date, an additional 3,334 shares of Common Stock shall be deemed Vested Shares as of the Start Date. You acknowledge and agree that the remaining 26,666 shares of Common Stock underlying the RS Award shall be forfeited to the Parent on the Start Date without payment of any consideration by the Parent in connection with the termination of the Consulting Agreement.

* * * * *

John Walker

August 9, 2017

At the time this letter agreement is signed by you and on behalf of the Company and Parent, it will take effect as a binding agreement among you, the Company and Parent on the basis set forth above.

ZOSANO PHARMA CORPORATION			EMPLOYEE:

By:	/s/ Georgia Erbez		/s/ John Walker
	Name:	Georgia Erbez	John Walker
	Title:	Chief Business Officer and Chief Financial Officer

Date signed: August 17, 2017

ZP OPCO, INC.

By:	/s/ Georgia Erbez
	Name:	Georgia Erbez
	Title:	Chief Business Officer and Chief Financial Officer